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[ASTA FUNDING, INC. LOGO]                                       Exhibit 99.1



FOR IMMEDIATE RELEASE
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CONTACT:

Mitchell Cohen, CFO                       Stephen D. Axelrod, CFA
ASTA FUNDING, INC.                        WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)
                                          steve@wolfeaxelrod.com


             ASTA FUNDING ANNOUNCES NEW $175,000,000 CREDIT FACILITY

ENGLEWOOD CLIFFS, NJ, JULY 11, 2006 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced that it has obtained a new three-year credit facility of $175 million with an expandable feature which allows the Company the ability to increase the line to $225 million. A syndicate of lenders underwrote this three-year facility led by Israel Discount Bank of New York (IDB Bank) and Merrill Lynch Capital.

Gary Stern, Chief Executive Officer of Asta Funding, said, "We are pleased to announce this new credit facility, which not only is larger, but on more favorable terms than the prior facility. We are highly comfortable with current debt levels and feel such a facility will enable the company to react quickly and opportunistically as prospects arise. We are thankful to our lenders for their confidence and support in Asta Funding."

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ABOUT ASTA FUNDING

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements, including our expectations for future growth and improved operating efficiencies, involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2005, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all or that cash collections may not continue to be strong. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.


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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax